Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Absci Corporation 2020 Stock Option and Grant Plan, Absci Corporation 2021 Stock Option and Incentive Plan and Absci Corporation 2021 Employee Stock Purchase Plan of our report dated May 6, 2021 (except for the second paragraph of Note 2, as to which the date is July 19, 2021), with respect to the financial statements of Absci Corporation included in its Registration Statement (Form S-1 No. 333- 257553) and related Prospectus filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Seattle, Washington
July 26, 2021